Exhibit 99.1

NGL ENERGY PARTNERS LP AND

TRANSMONTAIGNE PARTNERS L.P.

TERMINATE DISCUSSIONS REGARDING

NON-BINDING ACQUISITION PROPOSAL

Friday, August 15, 2014	Immediate Release

TULSA, OKLAHOMA and DENVER, COLORADO, AUGUST 15, 2014 — NGL Energy Partners LP (NYSE:NGL) and TransMontaigne Partners L.P. (NYSE:TLP) today jointly announced that the Conflicts Committee of the Board of Directors of TransMontaigne GP L.L.C., the general partner of TLP, and NGL have terminated discussions regarding NGL’s non-binding proposal, announced on July 10, 2014, to acquire the outstanding common units of TLP.

The Conflicts Committee of the Board of Directors of TransMontaigne GP has reviewed the terms of NGL’s non-binding proposal and its independent advisors have held several discussions with NGL’s representatives over the last month. The parties have determined that they will not be able to reach an agreement on the price to be offered to TLP unitholders at this time, and therefore, the Conflicts Committee and NGL have decided to terminate their discussions regarding NGL’s non-binding proposal.

NGL currently owns TransMontaigne G.P. LLC and approximately 19.7% of the outstanding common units of TLP.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products / renewables and retail propane. NGL completed its initial public offering in May 2011. For further information, visit NGL’s website at www.nglenergypartners.com.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado, with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Southeastern United States. TransMontaigne Partners L.P. provides integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalts. TransMontaigne Partners L.P. does not purchase or market products that it handles or transports.

Source:	NGL Energy Partners LP
TransMontaigne Partners LP

NGL Energy Partners LP

Atanas H. Atanasov

918-481-1119

TransMontaigne Partners L.P.

Charles L. Dunlap, CEO

Frederick W. Boutin, CFO

Gregory J. Pound, COO

303-626-8200

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com